SBC Communications Inc.

EXECUTIVE HEALTH PLAN

(Formerly the SUPPLEMENTAL HEALTH PLAN prior to September 1, 2001)

Effective: January 1, 1987
Revisions Effective: January 1, 2003

EXECUTIVE HEALTH PLAN

TABLE OF CONTENTS

  Section                     Subject                                               Page

EXECUTIVE
HEALTH PLAN

1.	Purpose. The Executive Health Plan ("Plan") provides Eligible Employees and their eligible dependents with supplemental medical, dental and vision benefits.

2.	Definitions. For purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Chairman. “Chairman” shall mean the Chairman of the Board of SBC Communications Inc.

Committee. “Committee” shall mean the Human Resources Committee of the Board of SBC Communications Inc.

Disability. “Disability” shall have the meaning assigned to such term in the SBC company sponsored group disability benefit plan under which the participant is eligible to receive benefits.

Eligible Employee. “Eligible Employee” shall mean an Officer who is designated by the Chairman as eligible to participate in the Plan. Notwithstanding the foregoing, the Chairman may, from time to time, exclude any Employee or group of Employees from being deemed an “Eligible Employee” under this Plan.

Employer. “Employer” shall mean SBC Communications Inc. or any of its Subsidiaries.

Officer. “Officer” shall mean an individual who is designated as an officer of SBC or of any SBC subsidiary for compensation purposes on SBC's records.

Retirement. “Retirement” shall mean the termination of an Eligible Employee's employment with SBC or any of its subsidiaries, for reasons other than death, on or after the earlier of the following dates: (1) the date a participant has attained age 55, and, for an individual who becomes a participant on or after January 1, 2002, has five (5) years of service, or (2) the date the Eligible Employee has attained one of the following combinations of age and service at termination of employment on or after April 1, 1997, except as otherwise indicated below:

Net Credited Service	Age
10 Years or more	65 or older
20 Years or more	55 or older
25 Years or more	50 or older
30 Years or more	Any age

With respect to an Eligible Employee who is granted an EMP Service Pension under and pursuant to the provisions of the SBC Pension Benefit Plan - Nonbargained Program (“SBCPBP”) upon termination of Employment, the term “Retirement” shall include such Eligible Employee’s termination of employment.

Subsidiary. “Subsidiary” shall mean any corporation, partnership, venture or other entity in which SBC holds, directly or indirectly, a 50% or greater ownership interest. The Committee may, at its sole discretion, designate any other corporation, partnership, venture or other entity a Subsidiary for the purpose of participating in this Plan. Notwithstanding anything herein to the contrary, Cingular Wireless LLC and its subsidiaries shall not be considered a Subsidiary under this Plan.

Termination Under EPR. In determining whether an Eligible Employee’s termination of employment under the Enhanced Pension and Retirement Program (“EPR”) is a Retirement for purposes of this Plan, five years shall be added to each of age and net credited service (“NCS”). If with such additional age and years of service, (1) an Eligible Employee upon such termination of employment under EPR is Retirement Eligible according to the SBC Supplemental Retirement Income Plan (“SRIP”) or (2) the Eligible Employee upon such termination of employment under EPR has attained one of the following combinations of age and service,

Actual NCS + 5 Years	Actual Age + 5 Years
10 Years or more	65 or older
20 Years or more	55 or older
25 Years or more	50 or older
30 Years or more	Any age

then such termination of employment shall be a Retirement for all purposes under this Plan and the Eligible Employee shall be entitled to the treatment under this Plan afforded in the case of a termination of employment which is a Retirement.

SBC. “SBC” shall mean SBC Communications Inc.

3.	Eligibility. Each Eligible Employee shall be eligible to participate in this Plan along with his or her eligible dependents. Eligible dependents are those covered under the Eligible Employee's SBC company's basic managed care medical, dental, and vision care plans (“Basic Plans”).

Provisions of this Plan will continue in effect during Retirement for each Eligible Employee who became an Eligible Employee on or after January 1, 1987 but before January 1, 1999. Dependent coverage will also continue during the Retirement period for an Eligible Employee who became an Eligible Employee on or after January 1, 1987 but before January 1, 1999. An Eligible Employee who becomes an Eligible Employee after December 31, 1998 shall not be eligible hereunder for coverage during Retirement.

Eligible Employees as of October 1, 1998 must elect to continue coverage effective January 1, 1999 by December 31, 1998. An Eligible Employee who becomes an Eligible Employee after October 1, 1998 shall have 90 days after becoming an Eligible Employee to elect coverage under this Plan. Coverage will remain in effect as long as the applicable contribution is paid by the Eligible Employee. However, once an Eligible Employee terminates coverage he or she may not reinstate such coverage.

With respect to Eligible Employees who are receiving short term or long term disability benefits under an SBC company sponsored group disability benefit plan, coverage under this Plan will be as follows:

  the Employee will be eligible for coverage under this Plan for as long as he/she receives short term or long term disability benefits.
  An individual who became an Eligible Employee on or after January 1, 1999, will no longer be eligible for benefits under this Plan once long term disability benefits are discontinued, unless the Eligible Employee is otherwise eligible for continued benefits under this Plan.
  An Employee who became an Eligible Employee before January 1, 1999, will be eligible for coverage under this Plan as follows: - If the individual is Retirement eligible at the time long term disability benefits commence, he/she will be eligible for coverage under this Plan until death, on the same terms and conditions that coverage would be available to such Eligible Employee in Retirement, regardless of his/her continued receipt of long term disability benefits.
  If the individual is not Retirement eligible at the time long term disability benefits commence, he/she will be eligible for coverage under this Plan for as long as coverage is maintained under the applicable SBC company sponsored group medical plan.
  If an Eligible Employee terminates employment after short term disability benefits are discontinued, or if the Employee returns to active employment, eligibility for benefits under the Plan will be provided in accordance with Plan terms.

4.	(a) Coverage. Subject to the limitations in this Section, this Plan provides 100% coverage of all medical, dental and vision services not covered by the Eligible Employee's Basic Plans provided such expenses for such services would qualify as deductible medical expenses for federal income tax purposes, whether deducted or not. Group health plan premiums and contributions are not considered “services”, and are therefore not covered under this Plan. Notwithstanding any other provision of the Plan to the contrary, an employee who first becomes an Eligible Employee mid-year and who is enrolled in SBC sponsored medical plans other than his or her company's Basic Plans (e.g., HMO) will be allowed to participate in the Plan for the remainder of the calendar year along with his or her dependents who are enrolled in such other SBC sponsored Plans, as if he or she was participating in his or her company's Basic Plans. Thereafter, to participate in the Plan, the Eligible Employee, as well as his or her dependents for whom coverage is desired under this Plan, must be enrolled in the Basic Plans to have coverage hereunder. Expenses incurred by any Eligible Employee or any of his or her eligible dependents under this Plan shall not exceed $50,000 per year per individual. Effective January 1, 1998, expenses incurred by any Eligible Employee and his or her eligible dependents under this Plan shall not exceed $100,000 total per Plan year (i.e., January 1 through December 31). Expenses covered by the Basic Plans will not be included in these limits.
Claims will be applied against the various health plans in the following order:

Medicare if participant is eligible for same, Group Health Plans, CarePlus if elected and applicable, Long Term Care Plan if elected and applicable, this Plan.

(b) Substitute Basic Coverage. Notwithstanding any other provision of this Plan to the contrary, if upon Retirement, an Eligible Employee is eligible for coverage under this Plan during Retirement, but not eligible for coverage under the Basic Plans, this Plan shall provide all medical, dental and vision expenses as if such Eligible Employee had been eligible for Non-Network coverage under the Basic Plans (hereinafter, "Substitute Basic Coverage"). Such Substitute Basic Coverage shall be subject to the same terms and conditions, including monthly retiree contributions, copays, etc. (if any), as would be applicable to the Eligible Employees and dependents if provided under the Basic Plans and shall constitute such Eligible Employee's Basic Plans for all purposes under this Plan. The costs of Substitute Basic Coverage (except for any monthly contributions, copays, etc.) shall be borne by SBC and shall not be included in the determination of any Eligible Employee's annual Plan contribution amount as provided in Section 5.

5.	Costs. Except as provided below in this Section, costs and expenses incurred in the operation and administration of this Plan will be borne by SBC; and each subsidiary will be required to reimburse SBC for applicable costs and expenses attributable to Eligible Employees employed by it:
  Effective January 1, 1999, an Eligible Employee electing coverage under the Plan will pay for coverage under the Plan while in active service or while receiving short term or long term disability benefits under an SBC company sponsored group disability benefit plan. Such Eligible Employee’s annual contribution amount will be equal to 10% of SBC’s actual costs per Eligible Employee for the prior Plan year.
  Effective with respect to a retirement or discontinuation of the payment of long term disability benefits under an SBC company sponsored group disability benefit plan occurring on or after January 1, 1999, an Eligible Employee who became an Eligible Employee before January 1, 1999 and who elects retirement coverage under the Plan will pay for coverage under the Plan during retirement or after the discontinuation of the payment of such long term disability benefits. Such Eligible Employee’s annual contribution amount during this period will be equal to a percentage of SBC’s actual costs per Eligible Employee for the prior Plan year according to the following:
The contribution percentage to be used shall be the lower of the Annual Contribution Percentage determined using each Eligible Employee’s Age or Years Until Retirement as of December 31, 1997:

--------------------------------- -------------------- ------ ----------------------------- -------------------------
                                        Annual                                                Annual Contribution
                                     Contribution                Years Until Retirement            Percentage
              Age                     Percentage        OR
--------------------------------- -------------------- ------ ----------------------------- -------------------------

if age 55 or older                        10%                 if retirement eligible                  10%
--------------------------------- -------------------- ------ ----------------------------- -------------------------

if age 50 or older but less               25%                 if not retirement eligible      10% plus 5% for each
than 55                                                                                        whole year* until
                                                                                             retirement eligibility
                                                                                              (not to exceed 50%)
--------------------------------- -------------------- ------ ----------------------------- -------------------------

if less than age 50                       50%
--------------------------------- -------------------- ------ ----------------------------- -------------------------

*in the event an Eligible Employee is less than one whole year from retirement eligibility, the Annual Contribution Percentage shall be determined as if one whole year from retirement eligibility

  Effective January 1, 2003, an Eligible Employee, who retired prior to January, 1, 1999 will pay a contribution for coverage under the Plan equal to 10% of SBC’s actual costs per Eligible Employee for the prior Plan year.

Coverage will remain in effect as long as the applicable contribution is paid by the Retiree. However, once a Retiree terminates coverage he or she may not reinstate such coverage.

6.	Non-Competition. Notwithstanding any other provision of this Plan, no coverage shall be provided under this Plan with respect to any Eligible Employee who shall, without the written consent of SBC, and while employed by SBC or any subsidiary thereof, or within three (3) years after termination of employment from SBC or any subsidiary thereof, engage in competition with SBC or any subsidiary thereof or with any business with which a subsidiary of SBC or an affiliated company has a substantial interest (collectively referred to herein as "Employer business"). For purposes of this Plan, engaging in competition with any Employer business shall mean engaging by Eligible Employee in any business or activity in the same geographical market where the same or substantially similar business or activity is being carried on as an Employer business. Such term shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer business. However, engaging in competition with an Employer business shall include representing or providing consulting services to, or being an employee of, any person or entity that is engaged in competition with any Employer business or that takes a position adverse to any Employer business. Accordingly, coverage shall not be provided under this Plan if, within the time period and without the written consent specified, Eligible Employee either engages directly in competitive activity or in any capacity in any location becomes employed by, associated with, or renders service to any company, or parent or affiliate thereof, or any subsidiary of any of them, if any of them is engaged in competition with an Employer business, regardless of the position or duties the Eligible Employee takes and regardless of whether or not the employing company, or the company that Eligible Employee becomes associated with or renders service to, is itself engaged in direct competition with an Employer business.

7.	Administration. Subject to the terms of the Plan, the Chairman shall establish such rules as are deemed necessary for the proper administration of the Plan. SBC will compute a "gross-up" allowance which will be paid to an Eligible Employee to offset income tax liabilities incurred as a result of receiving benefits under this Plan.

8.	Amendments and Termination. This Plan may be modified or terminated at any time in accordance with the provisions of SBC's Schedule of Authorizations.

EXECUTIVE
HEALTH PLAN
ADMINISTRATIVE GUIDELINES

TABLE OF CONTENTS

Section           Subject                                              Page

Approved:

__________________________________                   ______________
Chairman & Chief Executive Officer                        Date

EXECUTIVE
HEALTH PLAN
ADMINISTRATIVE GUIDELINES

1. General. The purpose of these guidelines is to list the procedures to be followed in administering the Executive Health Plan (“EHP”).

The Senior Vice President - Human Resources will establish internal procedures and group insurance policies with health carrier(s) as appropriate to carry out the provisions of the Plan.

2. Coverage Considerations.

Eligible Employees:

Coverage is provided only for an Eligible Employee covered by a subsidiary’s basic medical plan (“basic plan”), except as otherwise provided for in Section 4 of the Plan.

Coverage continues during periods of disability and during retirement in certain circumstances as described in the Plan. Coverage during such periods shall be the same as provided to active Eligible Employees.

Coverage for a new Eligible Employee is effective the first day of the month in which the employee is declared to be eligible to participate in the Plan by the Chairman.

Coverage will cease on the last day of the month in which one of the following conditions exist:

  Eligible Employee is no longer a participant in the Basic Plan termination of Eligible Employee from active service for reasons other than disability or the retirement of an Eligible Employee who became an Eligible Employee before January 1, 1999 death of Eligible Employee (unless surviving dependents continue coverage under basic plan)
  demotion of Eligible Employee so as to no longer be eligible to participate in the Plan transfer to a subsidiary that will not bear expenses for the Eligible Employee to participate in the Plan
  Eligible Employee engages in competitive activity
  discontinuance of the Plan by SBC or a subsidiary

Dependents:

Coverage is provided for dependents of a covered Eligible Employee if the dependents are covered by the basic plan.

If coverage for a dependent ceases under the basic plan, coverage under this Plan will cease with the same effective date.

If coverage for the Eligible Employee under this Plan ceases for any reason, dependent coverage will cease with the same effective date except where employee coverage ceases due to death of the Eligible Employee, the Plan will continue in effect for surviving dependents as long as the dependents are covered under the basic plan (through automatic coverage or through payment of basic premiums) and are paying any applicable premiums under this Plan.

3. Enrollment. Upon approval as an Eligible Employee, enrollment in the basic plan and payment of any applicable premium under this Plan, the Eligible Employee and current dependents (provided they are also enrolled in the basic plan) shall be covered under the Plan. The Executive Compensation Administration (ECA) contact will forward a portfolio to the Eligible Employee including the following:

  Blank claim forms (5 to 10 copies)
  Blue return envelopes (5 to 10)
  Filing instructions
  I. D. Cards with Eligible Employee's name imprinted (for use for Eligible Employee, spouse, and eligible dependents)

As a matter of convenience for the Eligible Employee, the ECA contact will advise the appropriate payroll office regarding the enrollment and withholding of basic coverage premiums for dependents who are not already enrolled in the basic plan. The Eligible Employee must authorize and make premium payments under the basic plan in order for such dependents to obtain coverage under the EHP. There is no additional premium to be paid for EHP coverage for the dependent. Withholding of dependent basic premiums for retired Eligible Employees, where applicable, shall be handled in the same manner as other withholding arrangements for retired executives.

Each month, the ECA contact will provide the EHP carrier and subsidiary benefit administration groups with a list of Eligible Employees currently enrolled in the Plan. The ECA contact will provide updated dependent information to the carrier whenever new or revised Dependent Enrollment Forms are received from Eligible Employees.

4. Eligible Charges. Charges for medical care services will be eligible for reimbursement under this Plan if such charges are deductible as medical expenses under the Internal Revenue Code. Group health plan premiums and contributions are not considered "services", and are therefore not covered under this Plan. In general, medical expenses are defined to include any amounts paid for the diagnosis, cure, mitigation, treatment or prevention of disease or for the purpose of affecting any structure or function of the body, and transportation for and essential to medical care. Amounts paid for illegal operations or treatments are not eligible medical expenses. In addition, expenses incurred which are merely beneficial to the general health of an individual are also not considered eligible medical expenses unless they are for the primary purpose of curing a particular disease or ailment and prescribed by a doctor.

Eligible Employees are encouraged to use basic plan cost management features, including pre-certification, continued stay, second surgical opinion and designation of Primary Care Physician. Use of these features is optional for Eligible Employees.

5. Annual Limits. The annual limits for charges which will be paid under the Plan are specified in the Plan. Expenses incurred under provisions of basic medical, dental and vision plans are not counted against the Plan's limits. The Plan's limits apply to the following eligible charges:

  Medical expenses not paid under a basic medical expense plan (deductibles, co-pay amounts, excluded charges, etc., but not premiums to enroll dependents in the basic plan); plus
  Dental expenses not paid under basic dental plan (deductibles, co-pay amounts, excluded charges etc., but not premiums to enroll dependents in the basic plan); plus
  All vision expenses not covered by basic vision plan, but not premiums to enroll dependents in the basic plan
  When an Eligible Employee or dependent or the Eligible Employee's family exhausts annual coverage, the Eligible Employee will be notified by the carrier.

6. Claims Processing. Eligible Employees or their Providers (Doctors, Hospitals, etc.) should submit all basic medical, dental and vision plan and EHP claims to the EHP carrier (UnitedHealthcare). In no case should claims be submitted for processing under the procedures of the basic medical, dental and vision plans. UnitedHealthcare will coordinate processing for both basic and EHP claims to reduce administrative efforts for Eligible Employees. Retired Eligible Employees who are eligible for coverage under the Plan and who are eligible for Medicare should file with Medicare first. See Medicare Section below.

To submit a claim, Eligible Employees or their Providers should use a claim form (see Attachment 1) and one of the blue envelopes provided in the enrollment portfolio. Documentation of service provided should be attached to the claim form. Additional forms and envelopes are available from the carrier.

The carrier will receive completed forms, verify participation and make payment to the Eligible Employee or to the Provider as appropriate. The Explanation of Benefits statement will be forwarded to the Eligible Employee when payments are made.

Medical and Dental Claims. The carrier will allocate claim charges to either basic medical or dental plan coverage, EHP coverage or non-covered charges. The Eligible Employee or the Eligible Employee's Provider will be reimbursed for all charges except those not eligible under either a basic medical or dental plan or EHP. The carrier will use the separation of charges between plans to produce reports and to track against annual limits.

Vision Claims. The carrier will allocate claim charges to either basic vision plan coverage, EHP coverage or non-covered charges. The Eligible Employee or the Eligible Employee's Provider will be reimbursed for all charges except those not eligible under either a basic vision plan or EHP. The carrier will use the separation of charges between plans to produce reports and to track against annual limits. Eligible Employees should not submit vision claims to carriers other than the EHP carrier.

Medicare. Any retired Eligible Employee eligible for coverage under the Plan or his or her dependents any of whom are eligible for Medicare shall file claims with Medicare first. Expenses not reimbursed by Medicare should then be filed with UnitedHealthcare using the Executive Health Plan Claim Form.

Coordination by Administrators. The ECA contact will instruct claims administrators for basic plans (vision, dental, medical) to forward all Eligible Employee claims to the EHP carrier for processing.

Release of Information. If requested by a Provider, it will be necessary for the Eligible Employee to sign a form to authorize the carrier to obtain additional information from a Provider. In those cases, the carrier will forward an information release form directly to the Eligible Employee.

7. I. D. Cards. Each enrollment portfolio includes I.D. cards for the Eligible Employee and eligible spouse and dependents. The dependent's name will be shown on the dependent's card.

Additional cards can be obtained by contacting the ECA Group.

Each card will contain a carrier telephone number dedicated to the EHP. This number is also on the claim forms.

8. Prescriptions. Participants in the EHP should use the Mail Service Prescription Drug Program or purchase prescriptions from a pharmacy, as appropriate. The Eligible Employee should attach his/her receipt for any amount not covered by the basic Plan to a claim form, and forward to the carrier for full reimbursement. Only prescription medicines are eligible for reimbursement. Over-the-counter medicines (cold tablets, aspirin, etc.) and hygienic supplies (contact lens solution, eye drops, etc.) are not covered under the plan.

9. Billing. The carrier will issue insurance premium bills at the beginning of each quarter to the following SBC entities:

  SBC ECA Group (for corporate staff Eligible Employees)
  Each subsidiary's Human Resources/Personal Administration Group (for subsidiary Eligible Employees).

Quarterly payments are due to the carrier by the end of the first month in the quarter.

Bills will provide sufficient detail to show the following:

  Amounts above that allocated to basic medical, dental and vision plans
  EHP premiums
  Other EHP charges/credits
  SBC code
  State code
  Individual bills for each Eligible Employee as requested by the employing subsidiary

10. Reports. The carrier will issue quarterly reports to the SBC ECA contact. These will include claim-to-premium reconciliation data for use in forecasting end-of-year true-ups and determining whether or not accruals will be required.

11. Accruals. If claim-to premium reconciliation data indicates claims are significantly exceeding premiums during a quarter, accruals should be considered during the year. At the end of the year, an accrual is generally required unless a year-end true-up bill is not expected.

12. Taxes. If receipt of coverage/benefits under this Plan results in taxable income, an Eligible Employee's income will be grossed-up.